Prospectus Supplement Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-145082

                          PROSPECTUS SUPPLEMENT NO. 02
                               DATED MAY 13, 2008
                      (To Prospectus Dated April 17, 2008)

                       LEGEND INTERNATIONAL HOLDINGS, INC.

                       154,895,487 Shares of Common Stock

         This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated April 17, 2008, of Legend International Holdings, Inc. (the "Company") as supplemented by Supplement No. 01 thereto dated May 8, 2008. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplement No. 01 thereto. The Prospectus relates to the public sale, from time to time, of up to 154,895,487 shares of our common stock by the selling shareholders identified in the Prospectus.

         The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplement No. 01.

         This prospectus supplement includes the attached Form 10-Q dated May 9, 2008 as filed by us with the Securities and Exchange Commission.

         We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus dated April 17, 2008) is truthful or complete. Any representation to the contrary is a criminal offense.

             The date of this prospectus supplement is May 13, 2008.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-Q


(Mark one)
----
 x   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
---- EXCHANGE
     ACT OF 1934

    For the Quarterly Period Ended March 31, 2008

                                                   or
----
     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES ---- EXCHANGE
     ACT OF 1934

    For the transition period from ________________ to ________________

                        Commission File Number: 000-32551
                                 --------------
                       LEGEND INTERNATIONAL HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)
                                 --------------

             Delaware                                   233067904
   (State or Other Jurisdiction                      (I.R.S. Employer
         of Incorporation)                            Identification
                                                           No.)

    Level 8, 580 St Kilda Road
  Melbourne, Victoria, Australia                           3004
  (Address of Principal Executive                       (Zip Code)
             Offices)

       Registrant's telephone number, including area code: 001 (613) 8532
                                      2866

                                 --------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. |X| Yes |_| No

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12-b2 of the Exchange Act.

(Check one):       Large accelerated filer  |_|     Accelerated filer  |X|
Non-accelerated filer  |_|      Smaller reporting company  |_|

     Indicate by check mark  whether  the  registrant  is a shell  company (as
defined in Rule 12-b2 of the Exchange Act).            |_|  Yes  |X|  No

     There were 177,201,702 shares of common stock outstanding on May 9, 2008.

--------------------------------------------------------------------------------

Table Of Contents


                                                                                                                PAGE NO
                                                                                                                -------
PART I.              FINANCIAL INFORMATION

Item 1               Financial Statements                                                                          2
Item 2               Management's  Discussion  and  Analysis  of  Financial  Condition  and  Results of
                     Operations                                                                                    20
Item 3               Quantitative and Qualitative Disclosure about Market Risk                                     22
Item 4               Controls and Procedures                                                                       22

PART II              OTHER INFORMATION

Item 1               Legal Proceedings                                                                             23
Item 1A              Risk Factors                                                                                  23
Item 2               Unregistered Sales of Equity Securities and Use of Proceeds                                   23
Item 3               Defaults Upon Senior Securities                                                               23
Item 4               Submission of Matters to a Vote of Security Holders                                           23
Item 5               Other Information                                                                             23
Item 6               Exhibits                                                                                      23


SIGNATURES                                                                                                         24

EXHIBIT INDEX                                                                                                      25

Exh. 31.1                   Certification                                                                          26
Exh. 31.2                   Certification                                                                          28
Exh. 32.1                   Certification                                                                          30
Exh. 32.2                   Certification                                                                          31

                         PART I - FINANCIAL INFORMATION

ITEM 1.       FINANCIAL STATEMENTS

Introduction to Interim Financial Statements.

The interim financial statements included herein have been prepared by Legend International Holdings, Inc. ("Legend International" or the "Company") without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (The "Commission"). Certain information and footnote disclosure normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

In the opinion of management, all adjustments, consisting of normal recurring adjustments and consolidating entries, necessary to present fairly the financial position of the Company and subsidiaries as of March 31, 2008, the results of its operations for the three month periods ended March 31, 2008 and March 31, 2007, and the changes in its cash flows for the three month periods ended March 31, 2008 and March 31, 2007, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the full year.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Foreign Currency Translation

The functional and reporting currency of the Company is the Australian dollar.


UNLESS OTHERWISE INDICATED, ALL FINANCIAL INFORMATION PRESENTED IS IN AUSTRALIAN DOLLARS.

                       LEGEND INTERNATIONAL HOLDINGS, INC.
                         (An Exploration Stage Company)
                                  Balance Sheet
                                   (Unaudited)

                                                                                         March 31, 2008          December 31, 2007
ASSETS                                                                                         A$                       A$
                                                                                       ------------------       ------------------

Current Assets:
Cash                                                                                          13,879,241               17,088,190
Receivables                                                                                    1,242,732                  507,264
Prepayments                                                                                       87,620                  110,840
                                                                                       ------------------       ------------------

Total Current Assets                                                                          15,209,593               17,706,294
                                                                                       ------------------       ------------------

Non-Current Assets:
Property and Equipment, net (Note 3)                                                             340,462                  158,177
Deposits                                                                                         130,000                  130,000
                                                                                       ------------------       ------------------

Total Non-Current Assets                                                                         470,462                  288,177
                                                                                       ------------------       ------------------

Total Assets                                                                                  15,680,055               17,994,471
                                                                                       ==================       ==================

LIABILITIES

Current Liabilities:
Accounts payable and accrued expenses                                                          1,489,919                  671,384
Lease liability                                                                                  217,371                  273,740
                                                                                       ------------------       ------------------

Total Current Liabilities                                                                      1,707,290                  945,124
                                                                                       ------------------       ------------------

Non Current Liabilities:
Reclamation and Remediation Provision                                                             90,000                   90,000
                                                                                       ------------------       ------------------

Total Non Current Liabilities:                                                                    90,000                   90,000
                                                                                       ------------------       ------------------

Total Liabilities                                                                              1,797,290                1,035,124
                                                                                       ------------------       ------------------

Commitments and Contingencies (Note 6)

Stockholders' Equity

Common Stock: US$.001 par value, 300,000,000 shares authorized
177,201,702 issued                                                                               223,195                  223,039
Additional Paid-in-Capital                                                                    31,805,777               30,691,681
Accumulated Other Comprehensive Income                                                            38,490                   38,490
Retained Deficit during development period                                                     (839,463)                (839,463)
Retained Deficit during exploration period                                                  (17,345,234)             (13,154,400)
                                                                                       ------------------       ------------------

Total Stockholders' Equity                                                                    13,882,765               16,959,347
                                                                                       ------------------       ------------------

Total Liabilities and Stockholders' Equity                                                    15,680,055               17,994,471
                                                                                       ==================       ==================

The accompanying notes are an integral part of these financial statements.

                       LEGEND INTERNATIONAL HOLDINGS, INC.
                         (An Exploration Stage Company)
                            Statements of Operations
                                   (Unaudited)

                                                                            For the three months                  January 5, 2001
                                                                               ended March 31                      (Inception) to
                                                                                                                        March 31,
                                                                           2008               2007                           2008
                                                                            A$                 A$                              A$
                                                                     -----------------    --------------    ----------------------

Revenues:

Sales                                                                              -                 -                      6,353
less cost of sales                                                                 -                 -                    (1,362)
                                                                     -----------------    --------------    ----------------------

Gross profit                                                                       -                 -                      4,991

Other income
Interest income                                                              125,009               946                    151,067
                                                                     -----------------    --------------    ----------------------

                                                                             125,009               946                    156,058
                                                                     -----------------    --------------    ----------------------

Costs and expenses:
Exploration expenditure                                                    1,151,696           749,388                10,095,081
Legal, accounting and professional                                           143,675            25,663                   492,135
Stock based compensation                                                     873,085            99,785                 2,019,982
Loss on equipment written off                                                      -                 -                     3,570
Interest expense                                                               9,869            26,229                   122,000
Administration expenses                                                    1,509,461           305,193                 4,819,535
                                                                     -----------------    --------------    ----------------------

Total expenses                                                           (3,687,786)       (1,206,258)              (17,552,303)
                                                                     -----------------    --------------    ----------------------


(Loss) from operations                                                   (3,562,777)       (1,205,312)              (17,396,245)

Foreign currency exchange gain/(loss)                                      (628,057)          (30,571)                 (788,452)
                                                                     -----------------    --------------    ----------------------

(Loss) before income taxes                                               (4,190,834)       (1,235,883)              (18,184,697)
                                                                     -----------------    --------------    ----------------------

Provision for income taxes                                                         -                 -                         -
                                                                     -----------------    --------------    ----------------------

Net (Loss)                                                               (4,190,834)       (1,235,883)              (18,184,697)
                                                                     -----------------    --------------    ----------------------

Basic and diluted loss per common shares
                                                                            A$(0.03)          A$(0.01)                  A$(0.37)
                                                                     =================    ==============    ======================

Weighted average number of common shares used in per share
calculations                                                             157,534,219       127,945,366                49,007,614
                                                                     =================    ==============    ======================

The accompanying notes are an integral part of these consolidated financial statements

                       LEGEND INTERNATIONAL HOLDINGS, INC.
                         (An Exploration Stage Company)
                  Statements of Stockholders' Equity (Deficit)
                       for the period ended March 31, 2008

                                     Common Stock
                                                                      Retained     Retained
                                                                      (Deficit)    (Deficit)    Accumulated
                                                         Additional   During the   During the      Other      Stockholders'
                                                          Paid-In     Exploration  Development  Comprehensive    Equity
                                              Par Value    Capital      Period       Period        Income       (Deficit)
                                  Shares         A$          A$           A$           A$            A$            A$
                              ---------------------------------------------------------------------------------------------
Balance, January 5, 2001                   -           -           -            -            -              -             -

Shares issued to founder for
 organisation cost and
 services at US$0.05 per
 shares                            4,297,500       5,550     118,896            -            -              -       124,446
Shares Issued for services
 rendered at US$0.05 per
 share                               146,250         189       4,046            -            -              -         4,235
Shares Issued for Cash               616,500         796      17,056            -            -              -        17,852

Net Loss                                   -           -           -            -    (131,421)              -     (131,421)
                              ---------------------------------------------------------------------------------------------
Balance, December 31, 2001         5,060,250       6,535     139,998            -    (131,421)              -        15,112
Shares Issued for Cash               225,000         291       6,225            -            -              -         6,516
Shares Issued for Officer's
 Compensation                     11,250,000      14,529     148,359            -            -              -       162,888

Net Loss                                   -           -           -            -    (182,635)              -     (182,635)
                              ---------------------------------------------------------------------------------------------
Balance, December 31, 2002        16,535,250      21,355     294,582            -    (314,056)              -         1,881
Shares Issued for services
 rendered at US$0.022 per
 share                             5,026,500       6,491     139,065            -            -              -       145,556

Net Loss                                   -           -           -            -    (156,965)              -     (156,965)
                              ---------------------------------------------------------------------------------------------
Balance, December 31, 2003        21,561,750      27,846     433,647            -    (471,021)              -       (9,528)
Shares Issued for services
 rendered at US$0.022 per
 share                             2,004,750       2,589      55,464            -            -              -        58,053
Options Issued for services                -           -     160,672            -            -              -       160,672
Loan forgiveness-former major
 shareholder                               -           -      12,144            -            -              -        12,144

Net Loss                                   -           -           -            -    (234,611)              -     (234,611)
                              ---------------------------------------------------------------------------------------------
Balance, December 31, 2004        23,566,500      30,435     661,927            -    (705,632)              -      (13,270)
Shares issued on cashless
 exercise of options              17,085,938      22,066    (22,066)            -            -              -             -

Net Loss                                   -           -           -            -     (75,508)              -      (75,508)
                              ---------------------------------------------------------------------------------------------
Balance, December 31, 2005        40,652,438      52,501     639,861            -    (781,140)              -      (88,778)
Share issued on cashless
 exercise of options              72,281,329      93,336    (93,336)            -            -              -             -
Shares and options issued
 under settlement agreement          112,500         144      35,272            -            -              -        35,416
Shares issued for cash            12,756,734      16,254   3,854,843            -            -              -     3,871,367
Cost of share issues                       -           -   (128,376)            -            -              -     (128,376)
Amortisation of Options under
 stock option plan                         -           -     115,307            -            -              -       115,307
Net unrealized gain on
 foreign exchange translation              -           -           -            -            -         38,490        38,490

Net Loss                                   -           -           -  (4,516,271)     (58,323)              -   (4,574,594)
                              ---------------------------------------------------------------------------------------------
Balance, December 31, 2006       125,803,001     162,505   4,423,571  (4,516,271)    (839,463)         38,490     (731,168)

                       LEGEND INTERNATIONAL HOLDINGS, INC.
                         (An Exploration Stage Company)
                  Statements of Stockholders' Equity (Deficit)
                       for the period ended March 31, 2008
                                   (continued)

                                    Common Stock

                                                                     Retained      Retained
                                                                     (Deficit)     (Deficit)     Accumulated
                                                       Additional   During the     During the       Other      Stockholders'
                                                        Paid-In     Exploration   Development    Comprehensive    Equity
                                             Par Value   Capital       Period        Period         income       (Deficit)
                                 Shares         A$         A$           A$             A$             A$            A$
                             -----------------------------------------------------------------------------------------------
Shares issued for cash            47,886,624    56,690  25,684,414             -              -              -    25,741,104
Cost of share issues                       -         - (1,675,111)             -              -              -   (1,675,111)
Shares issued for consulting
 fees                              2,604,200     2,984   1,001,122             -              -              -     1,004,106
Shares issued on cashless
 exercise of options                  75,000        85        (85)             -              -              -             -
Shares issued under
 registration rights
 agreement                           200,000       230     364,575             -              -              -       364,804
Shares issued for part-
 settlement of the
 acquisition of rights to
 exploration licences under
 agreement                           500,000       545     517,455             -              -              -       518,000
Amortization of options
 under stock option plan                   -         -     375,740             -              -              -       375,740

Net Loss                                   -         -           -   (8,638,129)              -              -   (8,638,129)
                             -----------------------------------------------------------------------------------------------
Balance, December 31, 2007       177,068,825   223,039  30,691,681  (13,154,400)      (839,463)         38,490    16,959,347
Shares issued under
 registration rights
 agreement                           132,877       156     241,011             -              -              -       241,167
Amortization of options
 under stock option plan                   -         -     873,085             -              -              -       873,085

Net Loss                                   -         -           -   (4,190,834)              -              -   (4,190,834)
                             -----------------------------------------------------------------------------------------------
Balance, March 31, 2008          177,201,702   223,195  31,805,777  (17,345,234)      (839,463)         38,490    13,882,765
                             -----------------------------------------------------------------------------------------------

The accompanying notes are integral part of the financial statements.

                       LEGEND INTERNATIONAL HOLDINGS, INC.
                         (An Exploration Stage Company)
                             Statement of Cash Flows

                                                                            For the three months                January 5, 2001
                                                                               ended March 31                    (Inception) to
                                                                                                                      March 31,
                                                                           2008               2007                         2008
                                                                            A$                 A$                            A$
                                                                            --                 --                            --
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss                                                                  (4,190,834)       (1,235,883)            (18,184,697)
                                                                     -----------------    --------------    --------------------

Adjustments to reconcile net loss to net cash provided
(used) by operating activities:
Foreign exchange                                                              628,057            30,571                 787,109
Shares and Options issued for Stock Based Compensation
    - Employees                                                               873,085            99,785               2,019,983
    - Consultants                                                                   -                 -                 383,833
    - Exploration Agreement                                                         -                 -                 518,000
    - Registration Payment Arrangements                                       241,167                 -                 605,972
Exploration expenditure                                                       326,337                 -                 326,337
Provision for rehabilitation                                                        -                 -                  90,000
Depreciation                                                                   10,865             1,870                  31,835
Accrued interest added to principal                                                 -             8,401                  37,282
Net Change in:
Receivables                                                                 (735,468)         (108,027)             (1,293,373)
Prepayments and deposits                                                       23,220                 -               (217,620)
Accounts Payable and Accrued Expenses                                         762,641           165,218               1,569,054
                                                                     -----------------    --------------    --------------------
Net Cash (Used) In Operating Activities                                   (2,060,930)       (1,038,065)            (13,326,285)
                                                                     -----------------    --------------    --------------------

CASH FLOWS FROM INVESTING ACTIVITIES:

Write off of Property and Equipment                                                 -                 -                   3,570
Acquisition of Subsidiary                                                   (326,337)                                 (326,337)
Purchase of Property, Equipment and Motor Vehicle                           (193,147)           (4,000)               (347,712)
                                                                     -----------------    --------------    --------------------
Net Cash (Used) In Investing Activities                                     (519,484)           (4,000)               (670,479)
                                                                     -----------------    --------------    --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Advances Payable - Affiliates                                                       -         (897,250)                (26,156)
Repayment of Convertible Debenture                                                  -                 -               (130,310)
Repayment of Shareholder Advance                                                    -                 -                   (641)
Proceeds from Convertible Debenture Payable                                         -                 -                 130,310
Shareholder Advance                                                                 -                 -                   6,621
Proceeds from Issuance of Stock                                                     -         2,740,162              29,636,838
Cost of share issues                                                                -         (401,516)             (1,162,125)
Net Borrowing/Repayments from Affiliates                                            -                 -                  50,003
                                                                     -----------------    --------------    --------------------
Net Cash Provided by Financing Activities                                           -         1,441,396              28,504,540
                                                                     -----------------    --------------    --------------------

Effect of exchange rate changes on cash                                     (628,535)                 -               (628,535)
                                                                     -----------------    --------------    --------------------
Net Increase/(Decrease) in Cash                                           (3,208,949)           399,331              13,879,241

Cash at Beginning of Period                                                17,088,190           839,797
                                                                     -----------------    --------------    --------------------

Cash at End of Period                                                      13,879,241         1,239,128              13,878,241
                                                                     -----------------    --------------    --------------------

Supplemental Disclosures:
Cash paid for interest                                                              -            16,774                  62,196
Cash paid for income taxes                                                          -                 -                       -
Stock  and options issued for services                                              -                 -               1,447,935
Accrued  interest  and  stockholder  advances  charged  to  paid in                                   -
capital                                                                             -                                    12,744
Stock issued for exploration agreement                                              -                 -                 518,000
Stock issued for registration payment arrangement                             241,167                 -                 605,972
Equipment obtained through a capital lease                                          -                 -                  24,581
Capital lease obligation for exploration costs                                      -                 -                 362,462
Interest in relation to capital lease for exploration costs                         -                 -                  42,313

The accompanying notes are integral part of the financial statements.

                       LEGEND INTERNATIONAL HOLDINGS, INC.
                         (An Exploration Stage Company)
                          Notes to Financial Statements

1.       ORGANISATION AND BUSINESS

         Legend International Holdings, Inc, ("the Company"), was incorporated under the laws of the State of Delaware on January 5, 2001.

         Following a change of management in November 2004, the Company developed a new plan of operations for fiscal 2006, which is to engage in mineral exploration and development activities. The Company's current business plan calls for the identification of mineral properties where it can obtain secure title to exploration, development and mining interests. The Company's preference is to identify large minerals deposits with low operating costs. The Company is prepared to consider the exploration, development and mining of profitable base metal interests. At the beginning of 2006, the Company expanded its areas of interest to include diamond exploration activities and in July 2006, the Company completed the acquisition of certain diamond mining tenements in Northern Australia. Since that time, the Company has identified that those mining tenements in Northern Australia also have potential for uranium and base metals. In November 2007 and February 2008, the Company acquired mining tenements prospective for phosphate in the State of Queensland, Australia.

         The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has incurred net losses since its inception.

Exploration Stage Enterprise

         The Company is an exploration stage enterprise. The Company is devoting all of its present efforts in securing and establishing its exploration business through field sampling and drilling programs in the State of Queensland and the Northern Territory of Australia.

2.       RECENT ACCOUNTING PRONOUNCEMENTS

         In July 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 (FIN 48), which provides clarification related to the process associated with accounting for uncertain tax positions recognized in consolidated financial statements. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. FIN 48 also provides guidance related to, among other things, classification, accounting for interest and penalties associated with tax positions, and disclosure requirements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on the Company's future reported financial position or results of operations.

         In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements which provides enhanced guidance for using fair value to measure assets and liabilities. SFAS No. 157 provides a common definition of fair value and establishes a framework to make the measurement of fair value in generally accepted accounting principles more consistent and comparable. SFAS No. 157 also requires expanded disclosures to provide information about the extent to which fair value is used to measure assets and liabilities, the methods and assumptions used to measure fair value, and the effect of fair value measures on earnings. SFAS No. 157 is effective for financial statements issued in fiscal years beginning after November 15, 2007 and for interim periods within those fiscal years. In February 2008, the FASB staff issued Staff Position No. 157-2 "Effective date of FASB Statement No. 157" ("FSP FAS 157-2"). FSP FAS 157-2 delayed the effective date of FAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognised or disclosed at fair value in the financial statements on a recurring basis ( at least annually). The provisions of FSP FAS 157-2 are effective for the Company's fiscal year beginning January 1, 2009. The adoption of this interpretation has not and is not expected to have a material impact on the Company's future reported financial position or results of operations.

         In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115", which permits companies to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS 159 were adopted January 1, 2008. The Company did not elect the Fair Value Option for any of its financial assets or liabilities and therefore, the adoption of SFAS 159 had no impact on the Company's consolidated financial position, results or operations or cash flows.

         In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations" ("SFAS 141(R)"), which replaces SFAS 141. SFAS 141(R) requires assets and liabilities acquired in a business combination, contingent consideration, and certain acquired contingencies to be measured at their fair values as of the date of acquisition. SFAS 141(R) also requires that acquisition-related costs and restructuring costs be recognized separately from the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008 and will be effective for business combinations entered into after January 1, 2009. The Company is currently evaluating the potential impact of adopting this statement on the Company's financial position, results of operations or cash flows.

         In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51" ("SFAS 160"). SFAS 160 clarifies the accounting for noncontrolling interests and establishes accounting and reporting standards for the noncontrolling interest in a subsidiary, including classification as a component of equity. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company does not currently have any minority interests.

         In March 2008, the FASB issued FSAB Statement No. 161 "Disclosure about Derivative Instruments and Hedging Activities-an amendment of FASB statements No. 133 ( "FAS 161") which provides revised guidance for enhanced disclosures about how and why an entity uses derivative instruments, how derivative instruments and related hedged items are accounted for under FAS 133, and how derivative instruments and the related hedged items affect and entity's financial position, financial performance and cash flows. FAS 161 is effective for the Company's fiscal year beginning January 1,2009. The Company does not currently have any derivative instruments and is not involved in any hedging activities.

3.       PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost. Depreciation is computed over a period covering the estimated useful life of the applicable property and equipment.

                                                   At March 31, 2008                  At December 31, 2007
                            Depreciable               Accumulated    Net Book              Accumulated    Net Book
                                Life           Cost  Depreciation       Value       Cost  Depreciation      Value
                             (in years)          A$            A$          A$         A$            A$         A$
Leasehold Improvements          1-2          16,732         (426)      16,306     16,732         (105)     16,627
Motor Vehicles                   5          170,910      (18,221)     152,689    104,782      (13,114)     91,668
Equipment                       1-10        184,655      (13,188)     171,467     57,633       (7,751)     49,882
                                          ------------------------------------------------------------------------
                                            372,297      (31,835)     340,462    154,566      (20,970)    158,177
                                          ========================================================================

         The depreciation expense for the three months ended March 31, 2008 amounted to A$10,865 and the three months ended March 31, 2007 A$1,870.

4.       STOCKHOLDERS EQUITY

Common Stock

         In January 2001, 4,297,500 common shares were issued to the Company's founder for organization cost valued at A$124,446 (US$95,500), and 146,250 common shares were issued to a related party in exchange for consulting fee valued at A$4,235 (US$3,250).

         In March 2002, 11,250,000 common shares were issued to the Company's founder in exchange for present and future services valued at A$162,888 (US$125,000).

         In April 2002, the Company closed its offering under its registration statement filed with the United States Securities and Exchange Commission to sell up to 4,500,000 shares of its common stock at US$0.022 per share, which became effective on April 11, 2001. The Company sold 841,500 shares (616,500 shares in 2001 and a further 225,000 shares in 2002) of its common stock under the offering.

         In 2003, a total of 5,026,500 common shares were issued to the Company's sole officer and director for services valued at A$145,556 (US$111,700) or A$0.029 (US$0.022) per share.

         In 2004, a total of 2,004,750 common shares were issued to the Company's former sole officer and director for services valued at A$58,053 (US$44,550) or A$0.029 (US$0.022) per share.

         In December 2004, the Company issued to Renika Pty Limited ("Renika"), a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of common stock, at an exercise price of US$0.022 and a latest exercise date of December 2009 for services to be rendered to the Company. The Company undertook a Black Scholes valuation of these options using a A$0.029 (US$0.022) exercise price, US$0.022 market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%. The 20,250,000 options were valued at A$160,672 (US$123,300) or A$0.008 (US$0.006) each. The stock options were issued for services rendered, to be rendered and for agreeing to provide financial assistance to the Company (not the actual provision of financial assistance). The issue of the stock options was not contingent upon any further services or events. The stock options are not forfeitable if the services or financial assistance are not provided. Accordingly, the value of the stock options were expensed during 2004.

         In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of common stock.

         Effective as of December 12, 2005, the Board of Directors of Company approved the distribution to all stockholders for no consideration of an aggregate of 36,135,500 non-transferable options, each of which is exercisable to purchase one share of common stock of the Company at an exercise price of US$0.25 cents per share with a latest exercise date of December 31, 2012. The options were issued on a pro-rata basis to all stockholders of record on December 31, 2005 on the basis of two (2) options for every one (1) share of common stock owned by a stockholder on the record date. The options may not be exercised until the shares underlying the options are registered under federal and state securities laws.

         At December 31, 2005 the Company had outstanding 36,135,500 options and as at December 31, 2006, the Company had outstanding 1,388,280 options, each of which is exercisable to purchase one share of common stock at US$0.25 per share. The options cannot be exercised, other than using the cashless exercise feature, until the Company registers the shares of common stock to be issued upon exercise of the options in accordance with the Securities Act of 1933, as amended and any applicable state securities laws. The only exception is in the case of a cashless exercise.

         Effective July 21, 2006, Legend issued 71,730,079 shares of common stock to Renika Pty Ltd ("Renika"), a company associated with Mr. J I Gutnick, President of Legend, following the cashless exercise of 34,778,220 options. The shares of common stock issued are restricted shares.

         Between September 19, 2006 and November 17, 2006, Legend issued 11,703,728 shares of common stock at a placement price of US$0.22 per share raising A$3,384,709. The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended ("The Act") under Section 4(2) of the Act.

         Effective November 30, 2006, Legend issued a further 112,500 shares of common stock and 50,000 options with an exercise price of A$0.25 per option and a latest exercise date of December 12, 2012 for no consideration to settle outstanding matters with an external party.

         Effective December 31, 2006, Legend issued a further 1,053,000 shares of common stock at a placement price of US$0.33 raising A$445,705 (US$351,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended ("the Act") under Section 4 (2) of the Act.

         In December 2006, 19,000 options issued with no exercise price were exercised and the Company issued 24,750 shares of common stock.

         In December 2006, 351,000 options were exercised using the cashless exercise feature and the Company issued 526,500 shares of common stock.

         Between January 1, 2007 and September 30, 2007, Legend issued a further 29,136,624 shares of common stock at a placement price of US$0.25 raising A$8,816,411 (US$7,226,906). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended ("The Act") under Section 4(2) of the Act.

         Effective June 15, 2007, Legend issued a further 200,000 shares of common stock for consulting fees amounting to A$59,074 (US$50,000).

         Between July 1, 2007 and September 30, 2007, Legend issued a further 2,150,200 shares of common stock for consulting fees amounting to A$614,469 (US$537,550).

         On December 12, 2007, Legend issued a further 18,750,000 shares of common stock at a placement price of US$0.80 per share raising A$16,924,292 (US$15,000,000). The securities were issued pursuant to a private placement and are issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 as amended ("The Act") under Section 4(2) of the Act.

         Between October 1, 2007 and December 31, 2007, Legend issued a further 500,000 shares of common stock for part settlement of acquisition of exploration permits amounting to A$518,000 (US$475,000).

         Between October 1, 2007 and December 31, 2007, Legend issued a further 254,000 shares for consulting fees amounting to A$330,564 (US$289,420).

         Between October 1, 2007 and December 31, 2007, Legend issued a further 200,000 shares of common stock as a result of delays in lodging a registration statement amounting to A$364,805 (US$318,000).

         Between January 1, 2008 and March 31, 2008, Legend issued a further 132,877 shares of common stock as a result of delays in lodging a registration statement amounting to A$241,167 (US$204,631)

Share Bonus Issue

         Effective November 17, 2006, Legend issued one (1) new bonus share of common stock for every two (2) shares of common stock outstanding on the record at that date. The issue of the new bonus shares of common stock were on a pro-rate basis to all shareholders. As a result, the Company issued 27,599,722 shares of its common stock.

         Effective December 31, 2006, Legend issued one (1) new bonus share of common stock for every two (2) shares of common stock outstanding on the record at that date. The issue of the new bonus shares of common stock were on a pro-rata basis to all shareholders. As a result, the Company issued 41,934,337 shares of its common stock.

         The Company has accounted for these two bonus issues as a stock split and accordingly, all share and per share data has been retroactively restated.

Issue of Options under Equity Incentive Plan

(i) Effective September 19, 2006, the Company issued 8,100,000 options over shares of common stock to Directors, Executives and Consultants under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00 for the President and Chief Executive Officer and one other participant; and for all other participants, US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is September 19, 2016.

         The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

         An external consultant has calculated the fair value of the 8,100,000 options using the Binomial valuation method using the following inputs:

------------------------------------------------------------------------------------------------------------------------
Grant date                Sept 19, 2006   Sept 19, 2006   Sept 19, 2006   Sept 19, 2006   Sept 19, 2006   Sept 19, 2006
------------------------------------------------------------------------------------------------------------------------
Grant date share price      US$0.222        US$0.222        US$0.222        US$0.222        US$0.222        US$0.222
------------------------------------------------------------------------------------------------------------------------
Vesting date              Sept 19, 2007   Sept 19, 2007   Sept 19, 2008   Sept 19, 2008   Sept 19, 2009   Sept 19, 2009
------------------------------------------------------------------------------------------------------------------------
Expected life in years        5.50            5.50            6.00            6.00            6.50            6.50
------------------------------------------------------------------------------------------------------------------------
Risk-free rate                4.69%           4.69%           4.69%           4.69%           4.69%           4.69%
------------------------------------------------------------------------------------------------------------------------
Volatility                     60%             60%             60%             60%             60%             60%
------------------------------------------------------------------------------------------------------------------------
Exercise price              US$0.444         US$1.00        US$0.444         US$1.00        US$0.444         US$1.00
------------------------------------------------------------------------------------------------------------------------
Call option value            US$.09          US$.05          US$.10          US$.06          US$.10          US$.06
------------------------------------------------------------------------------------------------------------------------

         The Company adopted revised SFAS No.123, Share-Based payment, which addresses the accounting for share-based payment transactions in which a company receives employee services in exchange for (a) equity instruments of that company or (b) liabilities that are based on the fair value of the company's equity instruments or that may be settled by the issuance of such equity instruments.

                                                      Options    Option Price Per   Weighted Average
                                                                            Share     Exercise Price
                                                                              US$                US$
                                                                              ---                ---
Outstanding at January 1, 2006                              -                   -                  -
Granted                                             8,100,000          0.444-1.00               0.69
Forfeited                                                   -                   -                  -
                                            ---------------------------------------------------------
Outstanding at December 31, 2006                    8,100,000          0.444-1.00               0.69
Granted                                                     -                   -                  -
Forfeited                                         (1,575,000)                   -                  -
                                            ---------------------------------------------------------
Outstanding at December 31, 2007                    6,525,000          0.444-1.00               0.69
                                            ---------------------------------------------------------
Outstanding at March 31, 2008                       6,525,000          0.444-1.00               0.69
                                            ---------------------------------------------------------

         The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2006 was US$0.07 and the weighted average remaining contractual life of those options is 8 3/4 years. No options are currently exercisable.

         The remaining value of the outstanding options equates to A$151,086 (US$113,758) and is being amortised over the vesting periods.

         For the three months ended March 31, 2008, the amortization amounted to A$41,893 (US$31,537).

(ii) Effective May 16, 2007, the Company issued 862,500 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is May 16, 2017.

         The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

         An external consultant has calculated the fair value of the 862,500 options using the Binomial valuation method using the following inputs:

----------------------------------------------------------------------------------------------------------------------
Grant date                May 16, 2007    May 16, 2007   May 16, 2007    May 16, 2007   May 16, 2007    May 16, 2007
----------------------------------------------------------------------------------------------------------------------
Grant date share price      US$0.25         US$0.25         US$0.25        US$0.25         US$0.25        US$0.25
----------------------------------------------------------------------------------------------------------------------
Vesting date              May 16, 2008    May 16, 2008   May 16, 2009    May 16, 2009   May 16, 2010    May 16, 2010
----------------------------------------------------------------------------------------------------------------------
Expected life in years        5.50            5.50           6.00            6.00           6.50            6.50
----------------------------------------------------------------------------------------------------------------------
Risk-free rate               4.92%           4.92%           4.92%          4.92%           4.92%          4.92%
----------------------------------------------------------------------------------------------------------------------
Volatility                    60%             60%             60%            60%             60%            60%
----------------------------------------------------------------------------------------------------------------------
Exercise price              US$0.444        US$1.00        US$0.444        US$1.00        US$0.444        US$1.00
----------------------------------------------------------------------------------------------------------------------
Call option value          US$0.1111        US$0.064       US$0.117        US$0.072       US$0.124        US$0.079
----------------------------------------------------------------------------------------------------------------------

                                                      Options    Option Price Per   Weighted Average
                                                                            Share     Exercise Price
                                                                              US$                US$
                                                                              ---                ---
Outstanding at January 1, 2007                              -                   -                  -
Granted                                               862,500          0.444-1.00               0.69
Forfeited                                           (187,500)                   -                  -
                                            ---------------------------------------------------------
Outstanding at December 31, 2007                      675,000          0.444-1.00               0.69
                                            ---------------------------------------------------------
Outstanding at March 31, 2008                         675,000          0.444-1.00               0.69
                                            ---------------------------------------------------------

         The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.0945 and the weighted average remaining contractual life of those options is 9 1/2 years. No options are currently exercisable. The forfeiture rate of 56.52% is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

         The remaining value of the outstanding options including employee retention factor equates to A$20,362 (US$16,941) and is being amortised over the vesting periods.

         For the three months ended March 31, 2008, the amortization amounted to A$6,302 (US$5,243).

(iii) Effective September 10, 2007, the Company issued 300,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is September 10, 2017.

         The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

         An external consultant has calculated the fair value of the 300,000 options using the Binomial valuation method using the following inputs:

--------------------------------------------------------------------------------------------------------------------
Grant date              Sept 10, 2007  Sept 10, 2007  Sept 10, 2007   Sept 10, 2007  Sept 10, 2007  Sept 10, 2007
--------------------------------------------------------------------------------------------------------------------
Grant date share price     US$1.25        US$1.25        US$1.25         US$1.25        US$1.25        US$1.25
--------------------------------------------------------------------------------------------------------------------
Vesting date            Sept 10, 2008  Sept 10, 2008  Sept 10, 2009   Sept 10, 2009  Sept 10, 2010  Sept 10, 2010
--------------------------------------------------------------------------------------------------------------------
Expected life in years      5.50           5.50            6.00           6.00           6.50           6.50
--------------------------------------------------------------------------------------------------------------------
Risk-free rate             4.637%         4.637%          4.637%         4.637%         4.637%         4.637%
--------------------------------------------------------------------------------------------------------------------
Volatility                   60%            60%            60%             60%            60%            60%
--------------------------------------------------------------------------------------------------------------------
Exercise price            US$0.444        US$1.00        US$0.444        US$1.00       US$0.444        US$1.00
--------------------------------------------------------------------------------------------------------------------
Call option value         US$0.098       US$0.079        US$0.100       US$0.081       US$0.101       US$0.083
--------------------------------------------------------------------------------------------------------------------

                                                      Options    Option Price Per   Weighted Average
                                                                            Share     Exercise Price
                                                                              US$                US$
                                                                              ---                ---
Outstanding at January 1, 2007                              -                   -                  -
Granted                                               300,000          0.444-1.00               0.69
Forfeited                                                   -                   -                  -
                                            ---------------------------------------------------------
Outstanding at December 31, 2007                      300,000          0.444-1.00               0.69
                                            ---------------------------------------------------------
Outstanding at March 31, 2008                         300,000          0.444-1.00               0.69
                                            ---------------------------------------------------------

         The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.9033 and the weighted average remaining contractual life of those options is 9 3/4 years. No options are currently exercisable. The forfeiture rate of 50% in the third year is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

         The remaining value of the outstanding options including employee retention factor equates to A$172,281 (US$142,494) and is being amortised over the vesting periods.

         For the three months ended March 31,2008, the amortization amounted to A$44,445 (US$36,760).

(iv) Effective December 19, 2007, the Company issued 300,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$0.444 for 50% of the options and US$1.00 for the balance of 50% of the options. The latest exercise date for the options is December 19, 2017.

         The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

         An external consultant has calculated the fair value of the 300,000 options using the Binomial valuation method using the following inputs:

-----------------------------------------------------------------------------------------------------------------
Grant date              Dec 19, 2007   Dec 19, 2007    Dec 19, 2007   Dec 19, 2007   Dec 19, 2007   Dec 19, 2007
-----------------------------------------------------------------------------------------------------------------
Grant date share price     US$0.95        US$0.95        US$0.95         US$0.95        US$0.95        US$0.95
-----------------------------------------------------------------------------------------------------------------
Vesting date            Dec 19, 2008   Dec 19, 2008    Dec 19, 2009   Dec 19, 2009   Dec 19, 2010   Dec 19, 2010
-----------------------------------------------------------------------------------------------------------------
Expected life in years      5.50           5.50            6.00           6.00           6.50           6.50
-----------------------------------------------------------------------------------------------------------------
Risk-free rate              4.92%          4.92%          4.92%           4.92%          4.92%          4.92%
-----------------------------------------------------------------------------------------------------------------
Volatility                   60%            60%            60%             60%            60%            60%
-----------------------------------------------------------------------------------------------------------------
Exercise price            US$0.444        US$1.00        US$0.444        US$1.00       US$0.444        US$1.00
-----------------------------------------------------------------------------------------------------------------
Call option value          US$0.70        US$0.54        US$0.71         US$0.56        US$0.72        US$0.58
-----------------------------------------------------------------------------------------------------------------

                                                      Options    Option Price Per   Weighted Average
                                                                            Share     Exercise Price
                                                                              US$                US$
                                                                              ---                ---
Outstanding at January 1, 2007                              -                   -                  -
Granted                                               300,000          0.444-1.00               0.69
Forfeited                                                   -                   -                  -
                                            ---------------------------------------------------------
Outstanding at December 31, 2007                      300,000          0.444-1.00               0.69
                                            ---------------------------------------------------------
Outstanding at March 31, 2008                         300,000          0.444-1.00               0.69
                                            ---------------------------------------------------------

         The range of exercise price is US$0.444 to US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.6350 and the weighted average remaining contractual life of those options is 10 years. No options are currently exercisable. The forfeiture rate of 50% in the third year is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

         The remaining value of the outstanding options including employee retention factor equates to A$149,839 (US$128,802) and is being amortised over the vesting periods.

         For the three months ended March 31, 2008, the amortization amounted to A$29,971 (US$25,763).

(v) Effective December 28, 2007, the Company issued 4,787,500 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is December 28, 2017.

         The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

         An external consultant has calculated the fair value of the 4,787,500 options using the Binomial valuation method using the following inputs:

Grant date               Dec 28, 2007     Dec 28, 2007     Dec 28, 2007
-------------------------------------------------------------------------
Grant date share price     US$1.09          US$1.09           US$1.09
-------------------------------------------------------------------------
Vesting date             Dec 28, 2008     Dec 28, 2009     Dec 28, 2010
-------------------------------------------------------------------------
Expected life in years       5.50             6.00             6.50
-------------------------------------------------------------------------
Risk-free rate              4.488%           4.488%           4.488%
-------------------------------------------------------------------------
Volatility                   60%              60%               60%
-------------------------------------------------------------------------
Exercise price             US$1.00          US$1.00           US$1.00
-------------------------------------------------------------------------
Call option value          US$0.65          US$0.67           US$0.69
-------------------------------------------------------------------------

                                                      Options    Option Price Per   Weighted Average
                                                                            Share     Exercise Price
                                                                              US$                US$
                                                                              ---                ---
Outstanding at January 1, 2007                              -                   -                  -
Granted                                             4,787,500                1.00               1.00
Forfeited                                                   -                   -                  -
                                            ---------------------------------------------------------
Outstanding at December 31, 2007                    4,787,500                1.00               1.00
                                            ---------------------------------------------------------
Outstanding at March 31, 2008                       4,787,500                1.00               1.00
                                            ---------------------------------------------------------

         The range of exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2007 was US$0.67 and the weighted average remaining contractual life of those options is 10 years. No options are currently exercisable. The forfeiture rate of 42.85% in the third year is based on personnel retention history for persons in this class of participants by AXIS Consultants Pty Ltd.

         The remaining value of the outstanding options including employee retention factor equates to A$2,843,814 (US$2,488,622) and is being amortised over the vesting periods.

         For the three months ended March 31, 2008, the amortization amounted to A$523,708 (US$480,659).

(vi) Effective February 7, 2008, the Company issued 5,000,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is February 7, 2018.

         The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

         An external consultant has calculated the fair value of the 5,000,000 options using the Binomial valuation method using the following inputs:

Grant date               Feb 7, 2008     Feb 7, 2008      Feb 7, 2008
-----------------------------------------------------------------------
Grant date share price     US$0.99         US$0.99          US$0.99
-----------------------------------------------------------------------
Vesting date             Feb 7, 2009     Feb 7, 2010      Feb 7, 2011
-----------------------------------------------------------------------
Expected life in years       5.50            6.00            6.50
-----------------------------------------------------------------------
Risk-free rate              4.387%          4.387%          4.387%
-----------------------------------------------------------------------
Volatility                   60%             60%              60%
-----------------------------------------------------------------------
Exercise price             US$2.00         US$2.00          US$2.00
-----------------------------------------------------------------------
Call option value          US$0.40         US$0.43          US$0.46
-----------------------------------------------------------------------

                                                      Options    Option Price Per   Weighted Average
                                                                            Share     Exercise Price
                                                                              US$                US$
                                                                              ---                ---
Outstanding at January 1, 2008                              -                   -                  -
Granted                                             5,000,000                2.00               2.00
Forfeited                                                   -                   -                  -
                                            ---------------------------------------------------------
Outstanding at March 31, 2008                       5,000,000                2.00               2.00
                                            ---------------------------------------------------------

         The range of exercise price is US$2.00 per option. The weighted average per option fair value of options granted during 2007 was US$2.00 and the weighted average remaining contractual life of those options is 10 years. No options are currently exercisable. The options were issued to the Company's CEO and therefore the Company does not believe a retention rate is applicable.

         The remaining value of the outstanding options including employee retention factor equates to A$2,191,248 (US$1,964,015) and is being amortised over the vesting periods.

         For the three months ended March 31, 2008, the amortization amounted to A$207,503 (US$185,985).

(vii) Effective February 19, 2008, the Company issued 400,000 options over shares of common stock to employees under the 2006 Equity Incentive Plan that has been adopted by the Directors of the Company. The options will vest: 1/3 after 12 months, 1/3 after 24 months and the balance of 1/3 after 36 months. The exercise price of the options is US$1.00. The latest exercise date for the options is February 19, 2018.

         The Company has accounted for all options issued based upon their fair market value using the Binomial pricing model.

         An external consultant has calculated the fair value of the 400,000 options using the Binomial valuation method using the following inputs:

   Grant date              Feb 19, 2008  Feb 19, 2008  Feb 19, 2008
----------------------------------------------------------------
Grant date share price    US$1.04       US$1.04       US$1.04
----------------------------------------------------------------
Vesting date            Feb 19, 2009  Feb 19, 2010  Feb 19, 2011
----------------------------------------------------------------
Expected life in years      5.50          6.00          6.50
----------------------------------------------------------------
Risk-free rate             4.422%        4.422%        4.422%
----------------------------------------------------------------
Volatility                  60%           60%           60%
----------------------------------------------------------------
Exercise price            US$1.00       US$1.00       US$1.00
----------------------------------------------------------------
Call option value         US$0.61       US$0.63       US$0.65
----------------------------------------------------------------

                                                      Options    Option Price Per   Weighted Average
                                                                            Share     Exercise Price
                                                                              US$                US$
                                                                              ---                ---
Outstanding at January 1, 2008                              -                   -                  -
Granted                                               400,000                1.00               1.00
Forfeited                                                   -                   -                  -
                                            ---------------------------------------------------------
Outstanding at March 31, 2008                         400,000                1.00               1.00
                                            ---------------------------------------------------------

         The range of exercise price is US$1.00 per option. The weighted average per option fair value of options granted during 2008 was US$1.00 and the weighted average remaining contractual life of those options is 10 years. No options are currently exercisable. The options were issued to one individual and in that case, the Company does not believe a retention rate is applicable.

         The remaining value of the outstanding options equates to A$257,843 (US$234,482) and is being amortised over the vesting periods.

         For the three months ended March 31, 2008, the amortization amounted to A$19,263 (US$17,518).

         As of March 31, 2008, no options over shares were available for future grants under the Stock Plan.

5.       AFFILIATE TRANSACTIONS

         In December 2004, the Company issued to Renika, a company associated with Mr J I Gutnick, 20,250,000 options to be converted into 20,250,000 shares of common stock, at an exercise price of 5 cents and a latest exercise date of December 2009 for services to be rendered to the Company. The Company undertook a Black and Scholes valuation of these options using a 2.22 cent exercise price,
2.22 cent market price, 5 year life, risk free interest rate of 5.155% and a volatility of 16.7%. The Company valued the 20,250,000 options at A$160,672 (US$123,300) or A$0.0178 (US$0.0137) each. In September 2005, Renika exercised the 20,250,000 options using the cashless exercise feature and were issued 17,085,937 shares of common stock.

         In December 2004, the Company entered into an agreement with AXIS Consultants Pty Ltd to provide geological, management and administration services to the Company. AXIS is affiliated through common management. The Company is one of five affiliated companies of which three are Australian public companies listed on Australian Stock Exchange. Each of the companies has some common Directors, officers and shareholders. In addition, each of the companies is substantially dependent upon AXIS for its senior management and certain mining and exploration staff. A number of arrangements and transactions have been entered into from time to time between such companies. It has been the intention of the affiliated companies and respective Boards of Directors that each of such arrangements or transactions should accommodate the respective interest of the relevant affiliated companies in a manner which is fair to all parties and equitable to the shareholders of each. Currently, there are no material arrangements or planned transactions between the Company and any of the other affiliated companies other than AXIS.

         AXIS is a company owned by its public companies (including Legend) and any profits generated by AXIS are returned to its shareholders in the form of dividends.

         AXIS is paid by each company for the costs incurred by it in carrying out the administration function for each such company. Pursuant to the Service Agreement, AXIS performs such functions as payroll, maintaining employee records required by law and by usual accounting procedures, providing insurance, legal, human resources, company secretarial, land management, certain exploration and mining support, financial, accounting advice and services. AXIS procures items of equipment necessary in the conduct of the business of the Company. AXIS also provides for the Company various services, including but not limited to the making available of office supplies, office facilities and any other services as may be required from time to time by the Company as and when requested by the Company.

         The Company is required to reimburse AXIS for any direct costs incurred by AXIS for the Company. In addition, the Company is required to pay a proportion of AXIS's overhead cost based on AXIS's management estimate of our utilisation of the facilities and activities of AXIS plus a service fee of not more than 15% of the direct and overhead costs. Amounts invoiced by AXIS are required to be paid by us. The Company is also not permitted to obtain from sources other than AXIS, and we are not permitted to perform or provide ourselves, the services contemplated by the Service Agreement, unless we first requests AXIS to provide the service and AXIS fails to provide the service within one month.

         The Service Agreement may be terminated by AXIS or us upon 60 days prior notice. If the Service Agreement is terminated by AXIS, the Company would be required to independently provide, or to seek an alternative source of providing, the services currently provided by AXIS. There can be no assurance that the Company could independently provide or find a third party to provide these services on a cost-effective basis or that any transition from receiving services under the Service Agreement will not have a material adverse effect on us. The Company's inability to provide such services or to find a third party to provide such services may have a material adverse effect on our operations.

         In accordance with the Service Agreement AXIS provides the Company with the services of the Company's Chief Executive Officer, Chief Financial Officer, geologists and clerical employees, as well as office facilities, equipment, administrative and clerical services. We pay AXIS for the actual costs of such facilities plus a maximum service fee of 15%.

         During the three months ending March 31, 2007, AXIS charged the Company A$165,698 for management and administration services, and A$195,715 for exploration services and charged interest of A$8,401 on the outstanding balance and the Company repaid A$315,400. AXIS charged interest at a rate of 10.10% for the three months ended March 31, 2007. The amount owed to AXIS at March 31, 2007 was A$366,368.

         During the three months ending March 31, 2008, AXIS charged the Company A$694,324 for management and administration services, and A$260,736 for exploration services. The Company repaid A$1,337,000 including an advance for April 2008 charges. The Company charged AXIS interest of A$7,762 at a rate between 10.80% and 11.45% for the three months ending March 31, 2008. The amount owed by AXIS at March 31, 2008 was A$382,790.

         During the three months ending March 31, 2008, the Company has further advanced AXIS A$482,000 for ongoing business operations and charged interest of $3,281. The Company charged AXIS interest at a rate between 10.80% and 11.10% for the three months ending March 31, 2008. The amount owed by AXIS at March 31, 2008 was A$485,281.

         Effective as of March 3, 2006, Legend entered into a Contract for the Sale of Mining Tenements ("Contract") with Astro Diamond Mines N.L. ("Astro") an Australian company pursuant to which the Company acquired certain diamond mining tenements in Northern Australia from Astro. The consideration payable by Legend to Astro was A$1.5 million and Legend was also required to pay to Astro any costs incurred on the tenements after February 1, 2006. Astro provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Under Australian law, Astro was required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements that are the subject of the transaction was A$1.5 million. This formed the basis of the consideration agreed by the parties. The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick, was Chairman and Managing Director of Astro and Dr DS Tyrwhitt, an independent Director of the Company is also a Director of Astro. The tenements are located in the Northern Territory of Australia and are prospective for all minerals. Astro incurred costs on the mining tenements from February 1, 2006 which at settlement Legend was required to pay. However, Astro had not quantified the amount at the date of settlement and it was only finally quantified in November 2006. The consideration and all related acquisition costs, costs incurred by Astro since February 1, 2006 and exploration expenditure incurred by the Company is shown in the Statement of Operations as Exploration Expenditure.

6.       COMMITMENTS

         During December 2006, the Company entered into an operating lease agreement for a motor vehicle which expires in 2008. The lease agreement has a monthly repayment amount of A$1,123. The future minimum lease repayments under a non-cancellable lease at March 31, 2008, were A$8,662.

         During July 2007, the Company entered into a sublease agreement for the rental of office premises which expires in 2008. The total rental payment for 2008 is A$98,617, outstanding as at March 31, 2007 A$79,900

         During September 2007, the Company entered into a commercial hire purchase agreement for proposed on-site accommodation units, which expires in 2008. The hire purchase agreement has a monthly repayment amount of A$20,954 and a final repayment of A$174,280 in June 2008. The future minimum lease repayments under a non-cancellable lease at March 31, 2008 are A$41,908 and interest of A$7,479.

Exploration

         The Company has to perform minimum exploration work and expend minimum amounts of money on its tenements. The overall expenditure requirement tends to be limited in the normal course of the Company's tenement portfolio management through expenditure exemption approvals, and expenditure reductions through relinquishment of parts or the whole of tenements deemed non prospective. Should the company wish to preserve interests in its current tenements the amount which may be required to be expended is as follows:

                                                                           2008
                                                                             A$
Not later than one year                                               1,435,000
Later than one year but not later than five years                     1,080,000
Later than five years but not later than twenty one years                     -
                                                                   -------------

                                                                      2,515,000
                                                                   =============

7.       ACQUISITIONS/INVESTMENTS

         On February 27, 2008, the Company entered into a Share Sale Agreement whereby the Company agreed to purchase all of the issued and outstanding shares of Teutonic Minerals Pty Ltd. As a result, Teutonic became a subsidiary of the Company from that date. Teutonic holds an application for a mineral licence over phosphate in the Georgina Basin in the State of Queensland, Australia. The consideration payable to the vendors was A$300,000, and the Company granted a 1% gross revenue royalty from production from the mineral licence and incurred legal costs of A$26,337.

         The mineral licence application held by Teutonic was withdrawn on March 17, 2008 and replaced by a mineral application lodged by the Company. Teutonic had no other assets or liabilities.

         As at March 31, 2008 the net assets and liabilities acquired by the Company have no value. The consideration and legal costs, A$326,337, paid by the Company are included as exploration expenditure.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

FUND COSTS CONVERSION

         The consolidated statements of operations and other financial and operating data contained elsewhere here in and the consolidated balance sheets and financial results have been reflected in Australian dollars unless otherwise stated.

         The following table shows the average rate of exchange of the Australian dollar as compared to the US dollar during the periods indicated:

         3 months ended March 31, 2007             A$1.00 = US$.8080
         3 months ended March 31, 2008             A$1.00 = US$.9178

RESULTS OF OPERATION

Three Months Ended March 31, 2008 vs. Three Months Ended March 31, 2007.

         The Company's financial statements are prepared in Australian dollars (A$). A number of the costs, expenses and assets of the Company are incurred/held in US$ and the conversion of these costs to A$ means that the comparison of the three months ended March 31, 2008 to the three months ended March 31, 2007 does not always present a true comparison.


Other income increased from A$946 for the three months ended March 31, 2007 to A$125,009 for the three months ended March 31, 2008 which represents interest on funds in the bank of $113,966 and A$11,043 from affiliate companies.

         Costs and expenses increased from A$1,206,258 in the three months ended March 31, 2007 to A$3,687,786 in the three months ended March 31, 2008. The increase in expenses is a net result of:

     a) an increase in exploration expenditure written off from A$749,388 for the three months ended March 31, 2007 to A$ 1,151,696 in the three months ended March 31, 2008. The exploration costs include geological/geophysical/mineral analysis contractors, salaries for contract field staff, travel costs, accommodation and tenement acquisition costs of A$326,337 (refer Note 7) and holding costs. Drilling recommenced in April 2008 following the end of the wet season in Northern Australia.

     b) an increase in legal, accounting and professional expense from A$25,663 for the three months ended March 31, 2007 to A$143,675 for the three months ended March 31, 2008 as a result of the increase in legal fees for general legal work including stock transfer matters, regulatory filings, stock transfer agent fees, and audit fees for professional services in relation to the Form 10-Q and the registration statement. All fees have increased in the three months to March 31, 2008 as a result of increased activity by the Company as a consequence of the exploration program, the acquisition of mining tenements, and capital raising activities.

     c) an increase in administrative costs from A$305,193 in the three months ended March 31, 2007 to A$1,509,461 in the three months ended March 31, 2008 as a result of an increase in direct costs, including salaries, indirect costs and service fees, charged to the Company by AXIS from $360,000 to $498,519 (US$457,541), as a result in the level of activity of the Company; the cost of the shares issued under a registration rights agreement of A$660,494 (US$606,201); the cost of travel and accommodation in the marketing of the Company of A$121,902 (US$111,882) and investor relations, tenement and other consultants of A$87,038 (US$79,883). The increases are as a result of the increase in activity by the Company as a consequence of the acquisition of mining tenements, preparation of regulatory filings and capital raising activities.

     d) a decrease in interest expense from A$26,229 for the three months ended March 31, 2007 to A$9,869 for the three months ended March 31, 2008 due to the decrease in interest bearing debt of the Company. For the three months ended March 31, 2008, interest was incurred on motor vehicle finance lease and camp lease.

     e) an increase in stock based compensation from A$99,785 in the three months ended March 31, 2007 to A$873,085 in the three months ended March 31, 2008 as a result of the issue of options under the 2006 Incentive Option Plan. See note 4 for further details on the options issued.

         As a result of the foregoing, the loss from operations increased from A$1,205,312 for the three months ended March 31, 2007 to A$3,562,777 for the three months ended March 31, 2008. An increase in foreign currency exchange loss for the three months ended March 31, 2007 from $30,571 to A$628,057 in the three months ended March 31, 2008 was recorded as a result of the movement in the Australian dollar versus the US dollar. The net loss was A$1,235,883 for the three months ended March 31, 2007 compared to a net loss of A$4,190,834 for the three months ended March 31, 2008.

Liquidity and Capital Resources

         For the three months ending March 31, 2008, net cash used in operating activities was A$2,060,930 (2007: A$1,038,065) primarily consisting of the net loss of A$4,190,83 (2007: A$1,235,883), increase in accounts receivable of A$735,468 (2007: A$108,027)and offset by an increase in accounts payable and accrued expenses of A$762,641 (2007: A$165,218); net cash used in investing activities was A$519,484, being for the purchase of motor vehicles, geotechnical software and equipment for A$193,147 and the purchase of an investment for A$326,337; and net cash provided by financing activities was A$nil (2007:
A$1,441,396 being net proceeds from share issue of A$2,338,646 and net repayments to affiliates of A$897,250).

         As at March 31, 2008 the Company had A$13,879,241 in cash and A$1,242,732 in receivables and short-term obligations of A$1,707,290 comprising accounts payable and accrued expenses.

         We plan to continue our exploration program throughout 2008 and anticipate spending A$5,000,000 on exploration and feasibility studies. However, if exploration results are positive, we believe that we will be able to raise additional equity capital in order to progress our exploration program at a faster rate. In addition, we expect that we will need to spend $2,000,000 on legal, professional, accounting and administration expenses.

         The Company is considered to be an exploration stage company, with no significant revenue, and is dependent upon the raising of capital through placement of its common stock, preferred stock or debentures to fund its operations. In the event the Company is unsuccessful in raising such additional capital, it may not be able to continue active operations.

Cautionary Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995.

         Certain information contained in this Form 10-Q's forward looking information within the meaning of the Private Securities Litigation Act of 1995 (the "Act") which became law in December 1995. In order to obtain the benefits of the "safe harbor" provisions of the act for any such forwarding looking statements, the Company wishes to caution investors and prospective investors about significant factors which among others have affected the Company's actual results and are in the future likely to affect the Company's actual results and cause them to differ materially from those expressed in any such forward looking statements. This Form 10-Q report contains forward looking statements relating to future financial results. Actual results may differ as a result of factors over which the Company has no control including, without limitation:

     o The risk factors set forth in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007,

     o The possibility that the phosphates we find are not commercially economical to mine,

     o The possibility that we do not find other minerals or that the other minerals we find are not commercially economical to mine,

     o The risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions),

     o    Changes in the market price of phosphate, base metals and diamonds,

     o    The  uncertainties   inherent  in  our  production,   exploratory  and
          developmental activities, including risks relating to permitting and regulatory delays,

     o    The uncertainties inherent in the estimation of ore reserves,

     o    The effects of environmental and other governmental regulations, and

     o Uncertainty as to whether financing will be available to enable further exploration and mining operations.

     Investors are cautioned not to put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

  Additional information which could affect the Company's financial results is included in the Company's Form 10-K on file with the Securities and Exchange Commission.

ITEM 3.       QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

         At March 31, 2008, the Company had no outstanding loan facilities. At March 31, 2008, assuming no change in the cash at bank, a 10% change in the A$ versus US$ exchange rate would have a A$1.7 million effect on the Company's cash position.

ITEM 4.       CONTROLS AND PROCEDURES.

         There have been no changes in accountants or any disagreements with accountants on any matter of accounting principles or practices or financial statement disclosures during the two years ended March 31, 2008.

(a)      Evaluation of disclosure controls and procedures.

         Our principal executive officer and our principal financial officer evaluated the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934 as amended) as of the end of the period covered by this report. Based on that evaluation, such principal executive officer and principal financial officer concluded that, the Company's disclosure control and procedures were effective as of the end of the period covered by this report.

(b)      Change in Internal Control over Financial Reporting.

         No change in our internal control over financial reporting occurred during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect our internal control over financial reporting.

(c) We believe that a controls system, no matter how well designed and operated, can not provide absolute assurance that the objectives of the controls system, no matter how well designed and operated, can not provide absolute assurance that the objectives of the controls system are met, and no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within a company have been detected.

                           PART II - OTHER INFORMATION
ITEM 1.       LEGAL PROCEEDINGS.

         There are no pending legal proceedings to which the Company is a party, or to which any of its property is the subject, which the Company considers material.

Item 1A  Risk Factors

         An investment in the Company involves a high degree of risk.

         In addition to the other information set forth in this report, you should carefully consider the factors discussed in Part I, "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 which could materially affect our business, financial condition or future results. The risks described in our Annual Report on From 10-K are not the only risks facing the Company. Other unknown or unpredictable factors could also have material adverse effects on future results.

ITEM 2.       UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

         Not Applicable

ITEM 3.       DEFAULTS UPON SENIOR SECURITIES.

         Not Applicable

ITEM 4.       SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

         Not Applicable

ITEM 5.       OTHER INFORMATION.

         Not Applicable

ITEM 6.       EXHIBITS.

Exhibit No.         Description
----------          -----------

31.1                Certification  Pursuant to 18 U.S.C.  Section 1350,  as Adopted  Pursuant to Section
                    302 of the Sarbanes-Oxley Act of 2002 by Joseph Isaac Gutnick (6)

31.2                Certification of Pursuant to 18 U.S.C.  Section 1350, as Adopted Pursuant to Section
                    302 of the Sarbanes-Oxley Act of 2002 by Peter James Lee (6)

32.1                Certification of Pursuant to 18 U.S.C.  Section 1350, as Adopted Pursuant to Section
                    906 of the Sarbanes-Oxley Act of 2002 by Joseph Isaac Gutnick (6)

32.2                Certification  Pursuant to 18 U.S.C.  Section 1350,  as Adopted  Pursuant to Section
                    906 of the Sarbanes-Oxley Act of 2002 by Peter James Lee (6)

                                    FORM 10-Q



                                   SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorised.


                                        LEGEND INTERNATIONAL HOLDINGS, INC.

                                        (Registrant)

                                              /s/ Peter J Lee
                                        By:   ...............................
                                        Peter J Lee
                                        Chief Financial Officer and Secretary


Dated: May 9, 2008

                                  EXHIBIT INDEX


Exhibit No.         Description
-----------         -----------

31.1                Certification  Pursuant to 18 U.S.C.  Section 1350,  as Adopted  Pursuant to Section
                    302 of the Sarbanes-Oxley Act of 2002 by Joseph Isaac Gutnick (6)

31.2                Certification of Pursuant to 18 U.S.C.  Section 1350, as Adopted Pursuant to Section
                    302 of the Sarbanes-Oxley Act of 2002 by Peter James Lee (6)

32.1                Certification of Pursuant to 18 U.S.C.  Section 1350, as Adopted Pursuant to Section
                    906 of the Sarbanes-Oxley Act of 2002 by Joseph Isaac Gutnick (6)

32.2                Certification  Pursuant to 18 U.S.C.  Section 1350,  as Adopted  Pursuant to Section
                    906 of the Sarbanes-Oxley Act of 2002 by Peter James Lee (6)